EXHIBIT 11 – STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Per share earnings are computed and displayed on the Consolidated Statement of Operations for the years ended December 31, 2003 and 2002 included in Item 7 of this Form 10-KSB.

Average shares used in the computation of per share earnings for the Statement of Operations presentations include the following shares issued for basic and diluted per share earnings:

	# shares
	Year Ended December 31,
Date and Description	2003	2002
Basic:
Outstanding at January 1	5,661,002	5,661,002
Basic:
November 14, 2003 Conversion of note to 235,849 shares	31,016	—
December 5, 2003 Conversion of accrued interest on note to 21,735 shares	1,608	—
December 9, 2003 Conversion of note to 45,455 shares	2,864	—
December 19, 2003 Conversion of note to 45,455 shares	1,619	—
December 23, 2003 Conversion of note to 28,302 shares	698	—
December 23, 2003 Conversion of note to 22,727 shares	560	—
December 23, 2003 Conversion of note to 45,455 shares	1,121	—
December 23, 2003 Conversion of note to 45,455 shares	1,121	—
December 23, 2003 Conversion of note to 22,727 shares	560	—
December 29, 2003 Conversion of note to 70,755 shares	582	—

	5,702,751	5,661,002
Diluted:
Assumed exercise of 1,000,000 warrants issued to former holders of the Company’s convertible subordinated notes	91,614	—
Assumed exercise of 20,000 warrants issued in exchange for investor relations services	—	—

	5,794,365	5,661,002

The calculations of basic and diluted loss per share for 2002 are the same because the Company’s convertible subordinated notes were anti-dilutive and the Company’s outstanding warrants for the purchase of additional shares of the Company’s common shares resulted in no change to the numerator or denominator.

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